Exhibit 99.1

FINWISE BANCORP REPORTS SECOND QUARTER 2025 RESULTS
- Loan Originations of $1.5 Billion -
- Net Income of $4.1 Million -
- Diluted Earnings Per Share of $0.29 -

MURRAY, UTAH — July 24, 2025 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended June 30, 2025.

Second Quarter 2025 Highlights
•Loan originations totaled $1.5 billion, compared to $1.3 billion for the quarter ended March 31, 2025, and $1.2 billion for the second quarter of the prior year
•Net interest income was $14.7 million, compared to $14.3 million for the quarter ended March 31, 2025, and $14.6 million for the second quarter of the prior year
•Net income was $4.1 million, compared to $3.2 million for the quarter ended March 31, 2025, and $3.2 million for the second quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.29 for the quarter, compared to $0.23 for the quarter ended March 31, 2025, and $0.24 for the second quarter of the prior year
•Efficiency ratio1 was 59.5%, compared to 64.8% for the quarter ended March 31, 2025, and 66.8% for the second quarter of the prior year
•Nonperforming loan balances were $39.7 million as of June 30, 2025, compared to $29.9 million as of March 31, 2025, and $27.9 million as of June 30, 2024. Nonperforming loan balances guaranteed by the Small Business Administration (“SBA”) were $21.2 million, $15.1 million, and $16.0 million as of June 30, 2025, March 31, 2025, and June 30, 2024, respectively

“FinWise delivered solid operating and financial momentum coming into the second quarter, as the components of our growth strategy began to successfully come together and the team executed well,” said Kent Landvatter, Chairman and CEO of FinWise Bancorp. “We posted strong loan originations of $1.5 billion, maintained solid revenue and remained disciplined on expense management, all of which contributed to growing profitability. Tangible book value per share also continued to increase, ending the quarter at $13.512. We are also encouraged by the early traction of our new products and remain highly confident that the infrastructure investments of the past two years will support strong, long-term growth and shareholder value.”

1 See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.
2 See footnote 2 in the “Selected Financial and Other Data” table.

Selected Financial and Other Data

	As of and for the Three Months Ended
($ in thousands, except per share amounts)	6/30/2025	3/31/2025	6/30/2024
Amount of loans originated	$1,483,179	$1,264,604	$1,170,904
Net income	$4,097	$3,189	$3,180
Diluted EPS	$0.29	$0.23	$0.24
Return on average assets	2.0%	1.7%	2.1%
Return on average equity	9.2%	7.4%	7.9%
Yield on loans	11.70%	12.31%	14.89%
Cost of interest-bearing deposits	4.07%	4.01%	4.80%
Net interest margin	7.81%	8.27%	10.31%
Efficiency ratio(1)	59.5%	64.8%	66.8%
Tangible book value per share(2)	$13.51	$13.42	$12.61
Tangible shareholders’ equity to tangible assets(2)	21.6%	22.0%	26.8%
Leverage ratio (Bank under CBLR)	18.0%	18.8%	20.8%
Full-time equivalent employees	200	196	191
(1)    This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and non-interest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2)    Tangible shareholders’ equity to tangible assets is considered a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Net Interest Income and Net Interest Margin
Net interest income was $14.7 million for the second quarter of 2025, compared to $14.3 million for the prior quarter and $14.6 million for the prior year period. The increase from the prior quarter was primarily due to an increase in the Bank’s average balances for the Strategic Program loans held-for-sale portfolio of $39.8 million and the held for investment portfolio of $31.1 million, partially offset by the reversal of interest on new nonaccrual loans and increased average balances in brokered certificates of deposit accounts. The increase from the prior year period was primarily due to volume increases in loans held-for-sale and held for investment portfolios and rate reductions in the brokered CD portfolio partially offset by growth of deposits, particularly brokered certificates of deposit, to support the growth of the loan portfolio. Our strategy to reduce the risk profile of FinWise by growing our loan portfolio with better credit quality but lower yielding loan products is reflected in the increased net interest income but with a lower average yield compared to earlier periods.

Loan originations totaled $1.5 billion for the second quarter of 2025, compared to $1.3 billion for the prior quarter and $1.2 billion for the prior year period reflecting new partners ramping up originations and certain long-term partners growing originations.

Net interest margin for the second quarter of 2025 was 7.81%, compared to 8.27% for the prior quarter and 10.31% for the prior year period. The decrease in net interest margin from the prior quarter and prior year period was attributable to accrued interest reversals on loans migrating to nonaccrual status totaling $0.6 million as well as the continued addition of higher quality but lower yielding loans as FinWise continues to diversify and stabilize its loan portfolio.

Provision for Credit Losses
The Company’s provision for credit losses was $4.7 million for the second quarter of 2025, compared to $3.3 million for the prior quarter and $2.4 million for the prior year period. The increase in the provision for credit losses from the prior quarter and the prior year period resulted primarily from higher net charge-offs and growth of the credit enhanced loan portfolio offset in part by a change in qualitative factors for certain low risk segments of the owner occupied commercial real estate portfolio. Also contributing to the increase in the provision for credit losses from the prior year period was the expansion in both Strategic Program loans held-for-investment and other held for investment loans.

Non-interest Income

	Three Months Ended
($ in thousands)	6/30/2025	3/31/2025	6/30/2024
Non-interest income
Strategic Program fees	$5,404	$4,962	$4,035
Gain on sale of loans	1,483	846	356
SBA loan servicing fees, net	(96)	178	204
Change in fair value on investment in BFG	300	400	(200)
Credit enhancement income	2,275	85	39
Other miscellaneous income	971	1,339	732
Total non-interest income	$10,337	$7,810	$5,166

The increase in non-interest income from the prior quarter was primarily due to increases in credit enhancement income, gain on sale of loans, and increased Strategic Program fees. Credit enhancement income mirrors the provision for credit losses on credit enhanced loans and increased due to the higher credit enhanced loan balances outstanding at June 30, 2025. The gain on sale of loans increased as FinWise increased its sales of the guaranteed portion of SBA 7(a) loan balances to capitalize on favorable market conditions. The higher Strategic Program fees resulted from increased originations. Offsetting these non-interest income increases in part were decreases in SBA loan servicing fees due to an increase in the provision for SBA servicing losses, and a decrease in other miscellaneous income due primarily to a decrease in dividends received from BFG for the quarter.

The increase in non-interest income from the prior year period was primarily due to the increase in credit enhancement income due to the higher credit enhanced loan balance, an increase in Strategic Program fees related to higher originations and the gain on loan sales related to the increased sales of the guaranteed portion of SBA 7(a) loan balances.

Non-interest Expense

	Three Months Ended
($ in thousands)	6/30/2025	3/31/2025	6/30/2024
Non-interest expense
Salaries and employee benefits	$10,491	$9,826	$8,609
Professional services	949	907	1,282
Occupancy and equipment expenses	445	543	556
Credit enhancement expense	78	11	—
Other operating expenses	2,949	3,031	2,771
Total non-interest expense	$14,912	$14,318	$13,218

The increase in non-interest expense from the prior quarter resulted from increases in salaries and employee benefits mainly as a result of annual compensation reviews and resulting compensation increases and deferred compensation award amortization, incurred to retain and motivate our employees. The increase in non-interest expense from the prior year period was primarily due to an increase in salaries and employee benefits due mainly to increasing headcount in the first half of 2024, and amortization of deferred compensation awards.

FinWise’s efficiency ratio was 59.5% for the second quarter, a decline from the 64.8% from the prior quarter and 66.8% for the prior year period. The efficiency ratio decline resulted primarily from the increase in credit enhanced income previously discussed. It is anticipated that the efficiency ratio will decline further as revenues are realized in future periods from interest earned on credit enhanced loan balances as well as the BIN sponsorship and payments initiatives developed during 2023 and 2024.

Tax Rate
The Company’s effective tax rate was 24.5% for the second quarter of 2025, compared to 28.1% for the prior quarter and 23.9% for the prior year period. The decrease from the prior quarter was principally due to the change in estimated disallowed compensation expense relative to full year net income expectations. The increase from the prior year period was due primarily to higher estimated disallowed compensation estimates.

Net Income
Net income was $4.1 million for the second quarter of 2025, compared to $3.2 million for the prior quarter and $3.2 million for the prior year period. The changes in net income for the three months ended June 30, 2025 compared to the prior quarter and prior year period are the result of the factors discussed above.

Balance Sheet
The Company’s total assets were $842.5 million as of June 30, 2025, an increase from $804.1 million as of March 31, 2025 and $617.8 million as of June 30, 2024. The increase in total assets from March 31, 2025 was primarily due to continued growth in the Company’s net loans held-for-investment and loans held-for-sale portfolios of $34.1 million and $28.5 million, respectively. The increase in total assets compared to June 30, 2024 was primarily due to increases in the Company’s net loans held-for-investment and loans held-for-sale portfolios of $108.0 million and $80.7 million, respectively, as well as an increase in investment securities available-for-sale of $30.1 million. The increased loan balances are consistent with our strategy to grow the loan portfolio with higher quality lower risk assets.

The following table provides the composition and gross balances of loans held-for-investment (“HFI”) as of the dates indicated:

	6/30/2025		3/31/2025		6/30/2024
($ in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$246,903	46.6%	$246,004	50.0%	$249,281	60.2%
Commercial leases	88,957	16.8%	76,823	15.6%	56,529	13.7%
Commercial, non-real estate	5,510	1.0%	3,550	0.7%	1,999	0.5%
Residential real estate	54,132	10.2%	55,814	11.3%	42,317	10.2%
Strategic Program loans	30,699	5.8%	19,916	4.1%	17,861	4.3%
Commercial real estate:
Owner occupied	77,871	14.7%	65,920	13.4%	28,340	6.8%
Non-owner occupied	1,417	0.3%	1,390	0.3%	2,134	0.5%
Consumer	24,555	4.6%	22,806	4.6%	15,880	3.8%
Total period end loans	$530,044	100.0%	$492,223	100.0%	$414,341	100.0%

Note: SBA loans as of June 30, 2025, March 31, 2025 and June 30, 2024 include $144.3 million, $150.0 million and $147.8 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The HFI balance on Strategic Program loans with annual interest rates below 36% as of June 30, 2025, March 31, 2025 and June 30, 2024 was $5.7 million, $3.8 million and $2.6 million, respectively.

Total gross loans HFI as of June 30, 2025 increased $37.8 million and $115.7 million compared to March 31, 2025 and June 30, 2024, respectively. The Company experienced growth primarily in its commercial real estate - owner occupied and commercial leases consistent with its strategy to increase its loan portfolio with higher quality, lower rate loans. The credit enhanced portfolio of the Strategic Program loans increased $10.4 million in the quarter to $11.7 million consistent with the strategy to serve this need of our Strategic Program customers.

The following table presents the Company’s deposit composition as of the dates indicated:

	As of
	6/30/2025		3/31/2025		6/30/2024
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$120,747	19.0%	$123,322	20.4%	$107,083	24.9%
Interest-bearing deposits:
Demand	67,890	10.7%	83,410	13.8%	48,319	11.3%
Savings	11,623	1.8%	8,888	1.5%	9,746	2.3%
Money market	21,083	3.3%	17,939	2.9%	9,788	2.3%
Time certificates of deposit	413,831	65.2%	372,200	61.4%	254,259	59.2%
Total period end deposits	$635,174	100.0%	$605,759	100.0%	$429,195	100.0%

The increase in total deposits as of June 30, 2025 from March 31, 2025 and June 30, 2024 was driven primarily by increases in brokered time certificates of deposits, which were added to fund loan growth and provide balance sheet liquidity. The increase in total deposits from June 30, 2024 was also driven by an increase in noninterest-bearing demand deposits and interest-bearing demand deposits, primarily due to growth from new and existing customer relationships.

Total shareholders’ equity as of June 30, 2025 increased $4.6 million to $182.0 million from $177.4 million at March 31, 2025. Compared to June 30, 2024, total shareholders’ equity increased by $16.2 million from $165.8 million. The increase from March 31, 2025 was primarily due to the Company’s net income and stock-based compensation. The increase from June 30, 2024 was primarily due to the Company’s net income and stock-based compensation, partially offset by the repurchase of common stock under the Company’s share repurchase program.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	6/30/2025	3/31/2025	6/30/2024	Well-Capitalized Requirement
Leverage ratio	18.0%	18.8%	20.8%	9.0%

The decrease in the leverage ratio from the prior quarter and prior year period primarily results from the growth in the loan portfolio exceeding the relative growth in capital from earnings. The Bank’s capital levels remain significantly above the regulatory well-capitalized guidelines as of June 30, 2025.

Share Repurchase Program
Since the share repurchase program’s inception in March 2024, the Company has repurchased and subsequently retired a total of 44,608 shares for $0.5 million. There were no shares repurchased during the second quarter of 2025.

Asset Quality
The recorded balances of nonperforming loans were $39.7 million, or 7.5% of total loans held-for-investment, as of June 30, 2025, compared to $29.9 million, or 6.1% of total loans held-for-investment, as of March 31, 2025 and $27.9 million, or 6.5% of total loans held-for-investment, as of June 30, 2024. The balances of nonperforming loans guaranteed by the SBA were $21.2 million, $15.1 million, and $16.0 million as of June 30, 2025, March 31, 2025 and June 30, 2024, respectively. The increase in nonperforming loans from the prior quarter and prior year period was primarily attributable to an increase in the SBA 7(a) loan portfolio being classified as non-accrual mainly due to the negative impact of sustained elevated interest rates on the Company’s small business borrowers. The Company’s allowance for credit losses to total loans held-for-investment was 3.1% as of June 30, 2025 compared to 2.9% as of March 31, 2025 and 3.2% as of June 30, 2024. The increase in the ratio from the prior quarter was primarily due to the provision for credit losses related to the growth of the credit enhanced loan balances offset in part by a change in qualitative factors for a subsegment of owner occupied commercial real estate. The slight decrease in the ratio from the prior year period was primarily due to the shift in our Strategic Program held-for-investment loan balances to programs with lower historical losses and the referenced change in qualitative factors offset in large part by the increase in the allowance for credit losses resulting from the credit enhancement loan portfolio increase.

The Company’s net charge-offs were $2.8 million, $2.2 million and $1.9 million for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively. The increase from the prior quarter and prior year period was primarily due to charge-offs of certain held-for-investment balances upon moving to nonaccrual status.

The following table presents a summary of changes in the allowance for credit losses and credit quality data for the periods indicated:

	Three Months Ended
($ in thousands)	6/30/2025	3/31/2025	6/30/2024
Allowance for credit losses:
Beginning balance	$14,235	$13,176	$12,632
Provision for credit losses(1)	4,796	3,307	2,393
Charge-offs
Construction and land development	—	—	—
Residential real estate	(210)	(7)	—
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	(309)	(68)	—
Non-owner occupied	—	—	—
Commercial and industrial	—	(83)	(184)
Consumer	(210)	(11)	(18)
Lease financing receivables	(133)	(36)	(69)
Strategic Program loans	(2,279)	(2,384)	(1,962)
Recoveries
Construction and land development	—	—	—
Residential real estate	3	3	3
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	19	16	—
Non-owner occupied	—	—	—
Commercial and industrial	—	14	15
Consumer	7	3	1
Lease financing receivables	7	(33)	7
Strategic Program loans	321	338	309
Ending Balance	$16,247	$14,235	$13,127

Credit Quality Data	As of and For the Three Months Ended
($ in thousands)	6/30/2025	3/31/2025	6/30/2024
Nonperforming loans:
Guaranteed	$21,178	$15,147	$16,036
Unguaranteed	18,561	14,737	11,871
Total nonperforming loans	$39,739	$29,884	$27,907
Allowance for credit losses	$16,247	$14,235	$13,127
Net charge-offs	$2,784	$2,248	$1,898
Total loans held-for-investment	$530,043	$492,223	$414,341
Total loans held-for-investment less guaranteed balances	$385,792	$342,259	$266,551
Average loans held-for-investment	$514,222	$485,780	$400,930
Nonperforming loans to total loans held-for-investment	7.5%	6.1%	6.5%
Net charge-offs to average loans held-for-investment (annualized)	2.2%	1.9%	1.9%
Allowance for credit losses to loans held-for-investment	3.1%	2.9%	3.2%
Allowance for credit losses to loans held-for-investment less guaranteed balances	4.2%	4.2%	4.9%
(1)    Excludes the provision for unfunded commitments.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:00 PM ET to discuss its financial results for the second quarter. A simultaneous audio webcast of the conference call will be available at https://investors.finwisebancorp.com/.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13754178. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah which wholly owns FinWise Bank, a Utah chartered state bank, and FinWise Investment LLC (together “FinWise”). FinWise provides Banking and Payments solutions to fintech brands. Its existing Strategic Program Lending business, conducted through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. As part of Strategic Program Lending, FinWise also provides a Credit Enhanced Balance Sheet Program, which addresses the challenges that lending and card programs face diversifying their funding sources and managing capital efficiency. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Commercial Real Estate, and Leasing, which provide flexibility for disciplined balance sheet growth. FinWise is also expanding and diversifying its business model by incorporating Payments (MoneyRails™) and BIN Sponsorship offerings. Through its compliance oversight and risk management-first culture, FinWise is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance. For more information about FinWise visit https://investors.finwisebancorp.com.

Contacts
investors@finwisebank.com
media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology and banking-as-a-service (“BaaS”) industries, as well as the continued evolution of the regulation of these industries; (b) the ability of the Company’s Fintech Banking and Payment Solutions service providers to comply with regulatory regimes, and the Company’s ability to adequately oversee and monitor its Fintech Banking and Payment Solutions service providers; (c) the Company’s ability to maintain and grow its relationships with its service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, tariffs, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) system failure or cybersecurity breaches of the Company’s network security; (g) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic, political and business conditions, either nationally or in the Company’s market areas; (j) increased national or regional competition in the financial services industry; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for credit losses (“ACL”); (n) the financial soundness of other financial institutions; (o) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program or changes to the status of the Bank as an SBA Preferred Lender; (p) changes in the existing regulatory framework for brokered deposits and potential reclassification of certain BaaS deposits as brokered deposits in light of proposed rulemaking or application of the current deposit framework by the Federal Deposit Insurance Corporation (“FDIC”) to the Bank's BaaS deposits; (q) the value of collateral securing the Company’s loans; (r) the Company’s levels of nonperforming assets; (s) losses from loan defaults; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the Company’s ability to implement its growth strategy; (v) the Company’s ability to continue to launch new products or services successfully; (w) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (x) interest rate, volatility and liquidity risks; (y) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (z) dependence on the Company’s management team and changes in management composition; (aa) the sufficiency of the Company’s capital; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank Secrecy Act and other anti-money laundering laws, predatory lending laws, and other statutes and regulations; (cc) the Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (dd) results of examinations of the Company by its regulators; (ee) the Company’s involvement from time to time in legal proceedings; (ff) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (gg) future equity and debt issuances; (hh) that the anticipated benefits of new lines of business that the Company may enter or investments or acquisitions the Company may make are not realized within the expected time frame or at all as a result of such things as the strength or weakness of the economy and competitive factors in the areas where the Company and such other businesses operate; (ii) further negative ratings outlooks or downgrades of the U.S.’s long-term credit rating, (jj) changes in legislative, regulatory or tax priorities, (kk) reductions in staffing at U.S. governmental agencies, (ll) potential government shutdowns or political impasses, including with respect to the U.S. debt ceiling and federal budget; and (mm) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports on Form 10-Q and Form 8-K.

The timing and amount of purchases under the Company’s share repurchase program will be determined by the Share Repurchase Committee based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice.

Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED BALANCE SHEETS
($ in thousands; Unaudited)

	6/30/2025	3/31/2025	6/30/2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,389	$8,155	$5,158
Interest-bearing deposits	80,711	112,117	83,851
Total cash and cash equivalents	90,100	120,272	89,009
Investment securities available-for-sale, at fair value	30,146	30,138	—
Investment securities held-to-maturity, at cost	11,248	12,008	13,942
Investment in Federal Home Loan Bank (“FHLB”) stock, at cost	440	440	349
Strategic Program loans held-for-sale, at lower of cost or fair value	147,282	118,769	66,542
Loans held-for-investment, net	506,503	472,402	398,512
Credit enhancement asset	2,469	195	39
Premises and equipment, net	2,976	3,123	4,106
Assets subject to operating leases, net	14,274	10,767	8,720
Accrued interest receivable	2,380	2,708	3,390
Deferred taxes, net	279	290	—
SBA servicing asset, net	3,227	3,331	3,689
Investment in Business Funding Group (“BFG”), at fair value	8,400	8,100	8,000
Operating lease right-of-use (“ROU”) assets	3,359	3,555	3,913
Income tax receivable, net	4,100	3,353	2,103
Other assets	15,305	14,678	15,506
Total assets	$842,488	$804,129	$617,820

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$120,747	$123,322	$107,083
Interest-bearing	514,427	482,437	322,112
Total deposits	635,174	605,759	429,195
Accrued interest payable	3,746	2,750	601
Income taxes payable, net	—	962	—
Deferred taxes, net	—	—	1,154
Operating lease liabilities	4,955	5,226	5,788
Other liabilities	16,654	12,071	15,286
Total liabilities	660,529	626,768	452,024

Shareholders’ equity
Common stock	13	13	13
Additional paid-in-capital	58,135	57,548	55,441
Retained earnings	123,809	119,781	110,342
Accumulated other comprehensive income, net of tax	2	19	—
Total shareholders’ equity	181,959	177,361	165,796
Total liabilities and shareholders’ equity	$842,488	$804,129	$617,820

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts; Unaudited)

	Three Months Ended
	6/30/2025	3/31/2025	6/30/2024
Interest income
Interest and fees on loans	$18,485	$17,155	$16,881
Interest on securities	390	390	97
Other interest income	867	991	1,444
Total interest income	19,742	18,536	18,422

Interest expense
Interest on deposits	5,014	4,256	3,807
Total interest expense	5,014	4,256	3,807
Net interest income	14,728	14,280	14,615

Provision for credit losses	4,726	3,336	2,385
Net interest income after provision for credit losses	10,002	10,944	12,230

Non-interest income
Strategic Program fees	5,404	4,962	4,035
Gain on sale of loans, net	1,483	846	356
SBA loan servicing fees, net	(96)	178	204
Change in fair value on investment in BFG	300	400	(200)
Credit enhancement income	2,275	85	39
Other miscellaneous income	971	1,339	732
Total non-interest income	10,337	7,810	5,166

Non-interest expense
Salaries and employee benefits	10,491	9,826	8,609
Professional services	949	907	1,282
Occupancy and equipment expenses	445	543	556
Credit enhancement expense	78	11	—
Other operating expenses	2,949	3,031	2,771
Total non-interest expense	14,912	14,318	13,218
Income before income taxes	5,427	4,436	4,178

Provision for income taxes	1,330	1,247	998
Net income	$4,097	$3,189	$3,180

Earnings per share, basic	$0.31	$0.24	$0.25
Earnings per share, diluted	$0.29	$0.23	$0.24

Weighted average shares outstanding, basic	12,781,508	12,716,155	12,627,800
Weighted average shares outstanding, diluted	13,472,394	13,483,647	13,109,708
Shares outstanding at end of period	13,469,725	13,216,903	13,143,560

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Three Months Ended
	6/30/2025			3/31/2025			6/30/2024
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-bearing deposits	$81,017	$867	4.29%	$92,794	$991	4.33%	$105,563	$1,444	5.50%
Investment securities	41,920	390	3.73%	42,314	390	3.74%	14,795	97	2.65%
Strategic Program loans held-for-sale	119,402	5,636	18.93%	79,612	4,264	21.72%	49,000	4,020	33.00%
Loans held-for-investment	514,222	12,849	10.02%	485,780	12,891	10.76%	400,930	12,861	12.90%
Total interest-earning assets	756,560	19,742	10.47%	700,500	18,536	10.73%	570,288	18,422	12.99%
Noninterest-earning assets	60,638			54,184			46,530
Total assets	$817,199			$754,684			$616,818
Interest-bearing liabilities:
Demand	$64,885	$579	3.58%	$76,403	$670	3.56%	$47,900	$441	3.70%
Savings	10,028	15	0.60%	9,247	7	0.30%	10,270	19	0.75%
Money market accounts	17,920	170	3.81%	17,884	163	3.70%	9,565	112	4.71%
Certificates of deposit	400,757	4,250	4.25%	326,920	3,416	4.24%	251,142	3,235	5.18%
Total deposits	493,590	5,014	4.07%	430,454	4,256	4.01%	318,877	3,807	4.80%
Other borrowings	6	—	0.45%	48	—	0.35%	142	—	0.35%
Total interest-bearing liabilities	493,596	5,014	4.07%	430,502	4,256	4.01%	319,019	3,807	4.80%
Noninterest-bearing deposits	112,627			119,501			108,519
Noninterest-bearing liabilities	32,753			29,644			27,700
Shareholders’ equity	178,223			175,037			161,580
Total liabilities and shareholders’ equity	$817,199			$754,684			$616,818
Net interest income and interest rate spread		$14,728	6.39%		$14,280	6.72%		$14,615	8.19%
Net interest margin			7.81%			8.27%			10.31%
Ratio of average interest-earning assets to average interest- bearing liabilities			153.28%			162.72%			178.76%

Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

Efficiency ratio	Three Months Ended
($ in thousands)	6/30/2025	3/31/2025	6/30/2024
Non-interest expense	$14,912	$14,318	$13,218

Net interest income	14,728	14,280	14,615
Total non-interest income	10,337	7,810	5,166
Adjusted operating revenue	$25,065	$22,090	$19,781
Efficiency ratio	59.5%	64.8%	66.8%

The following table presents the impact of the credit enhancement program on our efficiency ratio:

Adjusted efficiency ratio	Three Months Ended
($ in thousands)	6/30/2025	3/31/2025	6/30/2024
Non-interest expense (GAAP)	$14,912	$14,318	$13,218
Less: credit enhancement expense	78	11	—
Adjusted non-interest expense	14,834	14,307	13,218

Net interest income (GAAP)	14,728	14,280	14,615

Total non-interest income (GAAP)	10,337	7,810	5,166
Less: credit enhancement income	2,275	85	39
Adjusted non-interest income	8,062	7,725	5,127
Adjusted operating revenue	$22,790	$22,005	$19,742
Adjusted efficiency ratio	65.1%	65.0%	67.0%

FinWise has entered into agreements with certain of its Strategic Program service providers pursuant to which they provide credit enhancement on loans which protects the Bank by indemnifying or reimbursing the Bank for incurred credit and fraud losses. We estimate and record a provision for expected losses for these Strategic Program loans in accordance with GAAP, which requires estimation of the provision without consideration of the credit enhancement. When the provision for expected losses over the life of the loans that are subject to such credit enhancement is recorded, a credit enhancement asset reflecting the potential future recovery of those losses is also recorded on the balance sheet in the form of non-interest income (credit enhancement income). Reimbursement or indemnification for incurred losses is provided for in the form of a deposit reserve account that is replenished periodically by the respective Strategic Program service provider. Any remaining income on such loans in excess of the amounts retained by FinWise and placed in the deposit reserve account are expensed and paid to the Strategic Program service provider for services provided by the Strategic Program service provider including its legal commitment to indemnify or reimburse all credit losses pursuant to credit enhancement agreements. The credit enhancement asset is reduced as credit enhancement payments and recoveries are received from the Strategic Program service provider or taken from its cash reserve account. If the Strategic Program service provider is unable to fulfill its contracted obligations under its credit enhancement agreement, then the Bank could be exposed to the loss of the reimbursement and credit enhancement income as a result of this counterparty risk. See the following reconciliations of non-GAAP measures for the impact of the credit enhancement on our financial condition and results. Note that these amounts are supplemental and are not a substitute for an analysis based on GAAP measures.
The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement expenses on total interest income on loans held-for-investment and average yield on loans held-for-investment:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
($ in thousands; unaudited)	6/30/2025			3/31/2025			6/30/2024
	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI
Before adjustment for credit enhancement	$514,222	$12,849	10.02%	$485,780	$12,891	10.76%	$400,930	$12,861	12.90%
Less: credit enhancement expense		(78)			(11)			—
Net of adjustment for credit enhancement expenses	$514,222	$12,771	9.96%	$485,780	$12,880	10.76%	$400,930	$12,861	12.90%

Total interest income on loans held-for-investment net of credit enhancement expense and the average yield on loans held-for-investment net of credit enhancement expense are non-GAAP measures that include the impact of credit enhancement expense on total interest income on loans held-for-investment and the respective average yield on loans held-for-investment, the most directly comparable GAAP measures.

The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement expenses on net interest income and net interest margin:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
	6/30/2025			3/31/2025			6/30/2024
($ in thousands; unaudited)	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin
Before adjustment for credit enhancement	$756,560	$14,728	7.81%	$700,500	$14,280	8.27%	$570,288	$14,615	10.31%
Less: credit enhancement expense		(78)			(11)			—
Net of adjustment for credit enhancement expenses	$756,560	$14,650	7.77%	$700,500	$14,269	8.26%	$570,288	$14,615	10.31%

Net interest income and net interest margin net of credit enhancement expense are non-GAAP measures that include the impact of credit enhancement expenses on net interest income and net interest margin, the most directly comparable GAAP measures.

Non-interest expenses less credit enhancement expenses is a non-GAAP measure presented to illustrate the impact of credit enhancement expense on non-interest expense:

($ in thousands; unaudited)	Three Months Ended June 30, 2025	Three Months Ended March 31, 2025	Three Months Ended June 30, 2024
Total non-interest expense	$14,912	$14,318	$13,218
Less: credit enhancement expense	(78)	(11)	—
Total non-interest expense less credit enhancement expenses	$14,834	$14,307	$13,218

Total non-interest expense less credit enhancement expense is a non-GAAP measure that illustrates the impact of credit enhancement expenses on non-interest expense, the most directly comparable GAAP measure.

Total non-interest income less credit enhancement income is a non-GAAP measure to illustrate the impact of credit enhancement income resulting from credit enhanced loans on non-interest income:

($ in thousands; unaudited)	Three Months Ended June 30, 2025	Three Months Ended March 31, 2025	Three Months Ended June 30, 2024
Total non-interest income	$10,337	$7,810	$5,166
Less: credit enhancement income	(2,275)	(85)	(39)
Total non-interest income less credit enhancement income	$8,062	$7,725	$5,127

Total non-interest income less indemnification income is a non-GAAP measure that illustrates the impact of credit enhancement income on non-interest income. The most directly comparable GAAP measure is non-interest income.

The following non-GAAP measure is presented to illustrate the effect of the credit enhancement program that creates the credit enhancement on the allowance for credit losses:

($ in thousands; unaudited)	As of June 30, 2025	As of March 31, 2025	As of June 30, 2024
Allowance for credit losses	$16,247	$14,235	$13,127
Less: allowance for credit losses related to credit enhanced loans	(2,469)	(195)	(39)
Allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans	$13,778	$14,040	$13,088

The allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans is a non-GAAP measure that reflects the effect of the credit enhancement program on the allowance for credit losses. The total outstanding balance of loans held-for-investment with credit enhancement as of June 30, 2025, March 31, 2025 and June 30, 2024 was approximately $11.7 million, $1.3 million and $0.4 million, respectively.